                                                                    EXHIBIT 11.1


                        COMPUTATION OF EARNINGS PER SHARE
                  (Amounts in thousands, except per share data)

                                                                         Year Ended December 31,
                                                            -----------------------------------------------
                                                               2001               2000              1999
                                                            ----------         ----------        ----------
Income (Loss) Applicable to Common Stock:

   Income (loss) from continuing operations                 $  (40,833)        $  (47,618)       $    4,604
                                                            ==========         ==========        ==========

   Income (loss) from discontinued operations               $  (74,090)        $   51,979        $   14,990
                                                            ==========         ==========        ==========

   Net income (loss)                                        $ (114,923)        $    4,361        $   19,594
                                                            ==========         ==========        ==========


Weighted average shares:
   Common shares                                                15,283             16,181            17,173
   Common share equivalents applicable to
     potentially diluted stock options outstanding                   -(1)               -(1)            537
                                                            ----------         ----------        ----------

   Weighted average common and common
     equivalent shares outstanding during the period            15,283             16,181            17,710
                                                            ==========         ==========        ==========

Per Share Amount:
   Income (loss) from continuing operations
       Basic                                                $    (2.67)        $    (2.94)       $     0.27
                                                            ==========         ==========        ==========
       Diluted                                              $    (2.67)        $    (2.94)       $     0.26
                                                            ==========         ==========        ==========

   Income (loss) from discontinued operations
       Basic                                                $    (4.85)        $     3.21        $     0.87
                                                            ==========         ==========        ==========
       Diluted                                              $    (4.85)        $     3.21        $     0.85
                                                            ==========         ==========        ==========
   Net income (loss):
       Basic                                                $    (7.52)        $     0.27        $     1.14
                                                            ==========         ==========        ==========
       Diluted                                              $    (7.52)        $     0.27        $     1.11
                                                            ==========         ==========        ==========


(1) Note: Because of the loss from continuing operations, diluted earnings per share for the period does not include the incremental share from the assumed conversion of stock options granted. The common share equivalents applicable to potentially dilutive stock options outstanding were 38,000 and 92,000 for the years ended December 31, 2001 and 2000, respectively.



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